EXHIBIT 99.1

REGENCY CENTERS CORPORATION

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER
(904) 598-7636

REGENCY CENTERS REPORTS FOURTH QUARTER & YEAR END RESULTS

Dividend Increased 11%– 12th Consecutive Annual Increase

Jacksonville, Fla. (January 31, 2007) — Regency Centers Corporation announced today financial and operating results for the quarter ended December 31, 2006.

Funds From Operations (FFO) for the fourth quarter was $77.0 million, or $1.10 per diluted share, compared to $64.9 million and $0.94 per diluted share for the same period in 2005, a per share increase of 17%. For the year ended December 31, 2006, FFO was $270.0 million or $3.88 per diluted share, compared to $242.4 million or $3.64 per diluted share for the same period in 2005. Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry.

Net income for common stockholders for the quarter was $61.5 million, or $0.89 per diluted share, compared to $43.4 million and $0.64 per diluted share for the same period in 2005. Net income for the year ended December 31, 2006 was $198.8 million or $2.89 per diluted share, compared to $145.9 million and $2.23 per diluted share for the same period in 2005, a per share increase of 29.6%.

Portfolio Results

For the three months ended December 31, 2006, Regency’s results for wholly-owned properties and its pro-rata share of joint ventures were as follows:

•	Same store net operating income (NOI) growth: 4.4%

•	Same store rental rate growth on a cash basis: 10.5%

For the year ended December 31, 2006, Regency’s results for wholly-owned properties and its pro-rata share of joint ventures were as follows:

•	Same store net operating income (NOI) growth: 3.8%

•	Same store rental rate growth on a cash basis: 12.6%

•	Leasing transactions: 1,708 new and renewal lease transactions for a total of 7.1 million square feet

At December 31, 2006, operating properties were 95.2% leased.

Capital Recycling and Joint Ventures

During the year Regency sold $735 million of consolidated and unconsolidated properties. In the fourth quarter three operating properties were sold at a gross sales price of $66.1 million and a cap rate of 6.52%. Two completed developments were sold to the Regency Retail Partners open end fund for a gross sales price of $72.6 million at a cap rate of 6.36%. Two more completed developments were sold to third parties for a gross sales price of $21.7 million and a cap rate of 6.48%. Two joint venture operating properties were sold at a combined gross sales price of $21.3 million. During the quarter the Company sold six outparcels for total proceeds of $3.7 million.

The Regency-CalSTRS partnership acquired Shops at the Columbia, ground floor retail of luxury condominiums in Washington D.C.’s affluent West End, anchored by Trader Joe’s. The purchase price was $11.4 million and a cap rate of 6.56%.

Development

During the quarter, the Company started 11 new development projects representing $244.1 million of estimated net costs after partner participation. These starts have an expected NOI yield of 9.01%. Regency’s shadow pipeline of potential future starts totals over $1.8 billion. As of December 31, 2006, the Company had 52 projects under development for an estimated total net investment at completion of $1.1 billion. The expected return on these in-process developments is 9.09%. The in-process developments are 43% funded and 76% leased and committed, including tenant-owned GLA.

Dividend

On January 30, 2007, the Board of Directors declared a quarterly cash dividend of $0.66 per share, payable on February 28, 2007 to shareholders of record on February 14, 2007. The Board also declared a quarterly cash dividend of $0.46563 for each depositary share representing Series 3 Preferred stock, payable on April 2, 2007 to shareholders of record on March 1, 2007; a quarterly cash dividend of $0.45313 for each depositary share representing Series 4 Preferred stock, payable on April 2, 2007 to shareholders of record on March 1, 2007; and a quarterly cash dividend of $0.41875 on the Series 5 Preferred stock, payable on April 2, 2007 to shareholders of record on March 1, 2007.

Conference Call

In conjunction with Regency’s fourth quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday, February 1 at 10:00 a.m. EST on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its fourth quarter 2006 supplemental information package that may help investors estimate earnings for 2007. A copy of the Company’s fourth quarter 2006 supplemental information will be available on the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, 121 West Forsyth Street, Suite 200, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in joint ventures, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended December 31, 2006. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Funds From Operations Reconciliation to Net Income—Actual Results

For the Periods Ended December 31, 2006 and 2005	Three Months Ended		Year to Date
	2006	2005	2006	2005
Funds From Operations:

Net income for common stockholders	$61,460,880	$43,437,488	$198,836,277	$145,903,116
Add (Less):
Depreciation expense - consolidated properties	18,628,540	17,532,443	73,450,021	70,874,287
Depreciation and amortizaton expense - uncons properties	10,787,702	17,317,340	43,415,510	45,255,864
Consolidated JV partners’ share of depreciation	(20,568)	(47,791)	(239,076)	(208,653)
Amortization of leasing commissions and intangibles	2,857,526	2,884,119	11,350,984	11,780,899
Gain on sale of operating properties, including JV’s	(17,392,850)	(17,109,660)	(59,729,735)	(34,481,686)
Minority interest of exchangeable partnership units	711,163	891,383	2,875,808	3,283,795

Funds From Operations	$77,032,393	$64,905,322	$269,959,789	$242,407,622
Dividends assumed on treasury method shares	(183,186)	(217,385)	(814,262)	(893,051)
Funds From Operations for calculating Diluted FFO per Share	$76,849,207	$64,687,937	$269,145,527	$241,514,571
Weighted Average Shares For Diluted FFO per Share	69,723,104	68,945,763	69,373,513	66,276,843

Reported results are preliminary and not final until the filing of our Form 10-K with the SEC and, therefore, remain subject to adjustment.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At December 31, 2006, the Company owned 405 retail properties, including those held in joint ventures. Including tenant-owned square footage, the portfolio encompassed 53.5 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 173 shopping centers, including those currently in-process, representing an investment at completion of approximately $2.7 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on forms 10K and 10Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.